EXHIBIT 10.33

CONFIDENTIAL TREATMENT REQUESTED

The asterisked (“*****”) portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

TT&C TRANSITION SERVICES AGREEMENT

     TT&C TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of July 15, 2003, by and among Intelsat (Bermuda), Ltd., a Bermuda company (“Purchaser”), Loral Space & Communications Corporation, a Delaware corporation and as debtor and debtor-in-possession (“Loral Space”), and Loral SpaceCom Corporation, a Delaware corporation and as debtor and debtor-in-possession (“SpaceCom” and collectively with Loral Space, the “Sellers”). Each of Purchaser and each of the Sellers is referred to herein as a “Party”.

     WHEREAS, the Sellers, Loral Satellite, Inc., a Delaware corporation and as debtor and debtor-in-possession (“Loral Satellite”), Intelsat, Ltd., a Bermuda company, and Purchaser have entered into an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), providing, among other things, for the sale by the Sellers and Loral Satellite, and the purchase by Purchaser, of all of the right, title and interest of the Sellers and Loral Satellite in and to the Purchased Assets (as defined in the Asset Purchase Agreement), which include certain geostationary earth orbit satellites referred to as Telstar 4, Telstar 5, Telstar 6 and Telstar 7, as well as the satellites known as Telstar 8 and Telstar 13, which are currently under construction (collectively, the “Satellites”);

     WHEREAS, the Parties desire to provide for the orderly transition to Purchaser of the telemetry, tracking and control functions with respect to the Satellites, and Purchaser desires SpaceCom to provide certain satellite operation and other services as set forth in the Schedules attached hereto prior to and following the closing of the transactions under the Asset Purchase Agreement (the “Closing”) as set forth in this Agreement;

     WHEREAS, the Asset Purchase Agreement contemplates that the Parties hereto shall have entered into this Agreement as of the date of the Asset Purchase Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

     1. Definitions.

     Except as otherwise defined in this Agreement, all capitalized terms used in this Agreement (including the Schedules hereto) shall have the meanings assigned to them in the Asset Purchase Agreement.

     2. Provision of Services.

          (a) Subject to and on the terms and conditions herein set forth, from and after the date contemplated by Section 2(b) and for the duration of the Transition Period (defined below), SpaceCom shall (i) provide to Purchaser the services described on Schedule A prior to the Closing and the services described on Schedules B and C following the Closing (each a “Service” and, collectively, the “Services”), and (ii) make reasonably available to Purchaser sufficient personnel who are employed or contracted by SpaceCom in order to provide such Services during the respective Service Periods (“Personnel”) subject to Section 4 and the parameters set forth in Schedules A, B and C.

          (b) SpaceCom shall commence providing the pre-Closing Services described on Schedule A following at least five Business Days’ prior written notice from Purchaser, which shall not be given until the later of (i) the expiration of any applicable waiting period under the HSR Act relating to the transactions contemplated by the Asset Purchase Agreement and (ii) the date that the Sale Order shall have been entered by the Bankruptcy Court. Such notice shall provide, without prejudice to any of Purchaser’s rights under the Asset Purchase Agreement, that it is not aware of any fact or circumstance that would prevent Closing from taking place; provided, however, that Purchaser shall not be estopped from asserting at any time in the future that a condition to Closing has not been satisfied based on facts or circumstances existing on the date of such certification. SpaceCom shall, to the extent required by this Agreement, continue to provide the pre-Closing Services until the date on which the Closing occurs. Nothing contained in this Agreement shall be construed to require any performance inconsistent with any requirements of law, including, without limitation, the FCC’s rules and the Communications Act and applicable export control laws.

          (c) SpaceCom shall provide each of the post-Closing Services described on Schedules B and C during an initial ***** term following the Closing, which Purchaser may extend for ***** by written notice given at least three months in advance of each such additional term (each, a “Service Period”).

          (d) The term during which any Service is required to be provided in accordance with the foregoing is hereafter referred to as the “Transition Period.” The Transition Period and this Agreement shall terminate when SpaceCom’s obligation to provide Services pursuant to the terms of this Agreement shall have terminated.

          (e) SpaceCom shall perform the Services for Purchaser in a professional and workmanlike manner with the same degree of care, skill and prudence customarily exercised by it for its own operations and in its provision of similar services to itself and its subsidiaries, and in compliance with applicable law, provided, however, that in no event shall SpaceCom perform the Services for Purchaser with less than a reasonable degree of care, skill, and prudence or in a manner not consistent with good industry practice.

          (f) Following the Closing, Purchaser will make available to SpaceCom such of the Purchased Assets as SpaceCom shall reasonably request and that are necessary for the performance of the Services.

     3. Service Fees.

          (a) It is understood and agreed that Purchaser has been granted a credit (the “Credit”) of ***** that shall be applied to offset the first ***** of SpaceCom charges for pre-Closing Services that would otherwise be payable under this Agreement and the Business Transition Services Agreement being entered into among the parties as of the date hereof (the “Business TSA”). SpaceCom shall invoice Purchaser for fees for the Services rendered hereunder on a monthly basis (i) in the case of pre-Closing Services, taking into account the Credit, and in accordance with Section 3(b), and (ii) in the case of Services provided following the Closing, in accordance with the fees specified on Schedule B based on the number of satellites for which Services are being provided during the applicable month, and in each case

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Purchaser shall pay the amount of such invoice, which invoice shall include reasonably detailed documentation of the Services invoiced, in immediately available funds within 30 days of Purchaser’s receipt thereof. All payments pursuant to this Agreement shall be made in U.S. dollars without any deduction or withholding for or on account of any set-off or tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.

          (b) Fees for pre-Closing Services will be charged on an hourly basis, based on the actual hours of work performed by Personnel supplying such Services determined at a blended rate of ***** for such Services. Promptly following the execution of this Agreement, SpaceCom and Purchaser will work together to develop a pre-Closing Services implementation plan (including pre-Closing Services set forth in the Business TSA), designed to meet the pre-Closing training needs of Purchaser in an effective, efficient and cost-effective manner, which plan shall include cost estimates for the Services identified to be performed by SpaceCom over the pre-Closing period.

          (c) Promptly following the date hereof, SpaceCom and Purchaser will work together to prepare a breakdown of fees for Services set forth on Schedule B (“Breakdown”) to be mutually agreed between Purchaser and SpaceCom, consistent with the per month charges and sub-allocation set forth on Schedule B. In the event that Purchaser terminates any post-Closing Service, the fees payable to SpaceCom shall thereafter be reduced in accordance with the Breakdown and the scope of SpaceCom’s responsibilities will be correspondingly reduced.

          (d) No Party shall be liable for any indirect, special, punitive, incidental or consequential damages, losses or expenses arising out of or under this Agreement whether under contract, warranty or tort, including loss of revenue or lost profits, regardless of the foreseeability of such damages, losses or expenses. Sellers shall have no liability whatsoever for loss of or damage to, any of the Satellites, except to the extent caused by their willful misconduct. Sellers shall have no liability whatsoever in the event that any of their customers asserts against Purchaser a claim or right relating to or in any way arising out of the availability use or operation of the Services or the facilities used to provide the Services, or otherwise out of this Agreement. Notwithstanding the foregoing, in the event that any party other than a customer of Sellers asserts against Purchaser a claim or right relating to or in any way arising out of the availability, use or operation of the Services or the facilities used to provide the Services, or otherwise out of this Agreement, SpaceCom shall indemnify and hold Purchaser harmless against any and all claims, demands, liabilities, costs, and expenses of whatsoever nature, including attorneys fees, relating to or in any way arising out of the asserted claim or right, up to a maximum amount of *****. This Section 3(b) shall survive the termination of this Agreement.

     4. Personnel.

          (a) If the employment of any Personnel performing Services for Purchaser is terminated by SpaceCom for any reason other than their commencement of employment with Purchaser, then SpaceCom shall, at Purchaser’s request, use its Best Reasonable Efforts to hire or reassign such personnel as SpaceCom deems necessary to provide the Services in accordance with the terms hereof. SpaceCom reserves the right to withdraw any Personnel who are engaged

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in providing Services to Purchaser provided it gives prior notification to Purchaser of any such withdrawal that is outside of its ordinary course rotation of Personnel among the satellites SpaceCom is operating at the time, in which case SpaceCom will use its Best Reasonable Efforts to hire or reassign such personnel as SpaceCom deems necessary to provide the Services in accordance with the terms hereof.

          (b) Purchaser shall use its Best Reasonable Efforts to ensure that all of its personnel located at SpaceCom’s premises as contemplated by the Schedules hereto adhere to applicable security and corporate rules and regulations. It is understood and agreed that such personnel will be assigned to designated areas of SpaceCom’s premises, and may require SpaceCom escorts when the scope of their work requires them to enter other parts of the premises.

          (c) As soon as reasonably practicable after (i) SpaceCom receives formal notice that any Personnel intends to terminate his/her employment with SpaceCom or (ii) any Personnel has received formal notice of termination of his/her employment from SpaceCom, SpaceCom will provide notice thereof to Purchaser.

     5. Limitations on Scope of Services.

          (a) In providing the Services, SpaceCom shall not be obligated to: (i) maintain the employment of any specific employee; (ii) purchase, lease or license any additional equipment or software; (iii) pay or incur any costs related to the transfer or conversion of data to Purchaser or the utilization or engagement of any third party vendor or supplier, except to the extent reimbursed by Purchaser; or (iv) incur any material unreimbursed out-of-pocket expense in connection with its performance of the Services.

          (b) In assisting the Purchaser in the transfer of responsibility for the Services, SpaceCom shall not be responsible for the procurement of any and all hardware, software, computer systems, support, housing, data and other information technology systems necessary or desirable for Purchaser’s facilities to operate the Satellites, including but not limited to the procurement of all third party licenses (except those required to be obtained by SpaceCom pursuant to Section 8(a)) and vendor agreements.

     6. Termination.

          (a) Purchaser may terminate this Agreement for its convenience as to all or any portion of the Services provided by SpaceCom hereunder upon thirty (30) days’ prior written notice to SpaceCom; provided that if Purchaser is terminating all Services hereunder with respect to a particular satellite in connection with a transition of control of such satellite to Purchaser as contemplated by Section 4.4.1.1 of Schedule C, Purchaser shall give the notice set forth in that Section.

          (b) Purchaser may terminate this Agreement if any other Party has materially breached any of its obligations under this Agreement, and SpaceCom may terminate this Agreement if Purchaser has materially breached any of its obligations under this Agreement, in each case if the breaching Party has failed to cure such breach within thirty (30) days after

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receipt of notice of such breach from the non-breaching party (or within ten (10) days, in the event of a default in the payment of money).

          (c) Notwithstanding any other provisions of this Agreement, this Agreement shall terminate by its own terms ***** after the Closing, unless otherwise extended by Purchaser in accordance with Section 2(c) above.

     7. Force Majeure. SpaceCom’s obligations to perform the Services shall be suspended during the period and to the extent that SpaceCom is prevented or hindered from complying therewith by any cause beyond the reasonable control of SpaceCom, including, without limitation, acts of God, strikes, acts of terrorism, fire, flood, power failures or surges, epidemics, riots, theft, lock outs and other labor disputes, civil disturbances, injunctions and other government orders or legal requirements (whether under the export control laws or otherwise), accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared). In such event, SpaceCom shall as soon as reasonably practicable give Purchaser notice of suspension, stating the Services to be suspended and the cause thereof, and SpaceCom shall resume the performance of such Services as soon as reasonably practicable after the cause of the suspension and the effects thereof that prevented or hindered SpaceCom from performing the Services shall cease to exist and shall so notify Purchaser. Should a force majeure event occur, at Purchaser’s request and at Purchaser’s sole cost and expense, SpaceCom shall, as promptly as practicable, migrate the Services that have been suspended due to the force majeure event to alternative facilities or another service provider as directed by Purchaser. Upon cessation of the force majeure event and the effects thereof that prevented or hindered SpaceCom from performing the Services, all obligations under this Agreement shall resume. SpaceCom shall not be liable for any damages, liability, interruption of Service or delay or failure to perform under this Agreement to the extent that such damages, liability, interruption, delay or failure results from a force majeure event, as described in this Section 7.

     8. Warranties. Except as provided for herein, SpaceCom makes no warranties of any kind, whether express or implied, for the provision of Services. SpaceCom specifically disclaims any express, implied and statutory warranties, including, without limitation, warranties of merchantability or fitness for any particular purpose and non-infringement of proprietary rights, all of which are expressly disclaimed to the fullest extent permitted by law. SpaceCom hereby represents and warrants to, and covenants with, Purchaser that:

          (a) SpaceCom will comply in all material respects with all laws and regulations applicable to SpaceCom in connection with its provision of the Services hereunder, and will maintain all permits, licenses, and other authorizations required to so comply with such laws and regulations.

          (b) The Services shall be performed in accordance with Section 2(e) hereof.

          (c) SpaceCom shall keep all its equipment, software, and facilities that are necessary to, or useful in, the performance of the Services for Purchaser in good working condition and repair, subject to Section 2(e) hereof.

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          (d) SpaceCom shall include in any proposed plan of reorganization the assumption, reinstatement and ongoing performance by SpaceCom of this Agreement.

     Loral Space hereby represents and warrants to, and covenants with, Purchaser that Loral Space shall include in any proposed plan of reorganization the assumption, reinstatement and ongoing performance by Loral Space of this Agreement.

     9. Access to Facilities; Rights in Data.

          (a) Purchaser may co-locate up to five (5) full-time equivalent employees (who shall be U.S. citizens or lawful permanent U.S. residents) at SpaceCom’s Hawley and/or Three Peaks facilities with access to facilities and key staff. SpaceCom shall provide office facilities for Purchaser’s employees, consisting of a reasonable amount of office space, office furniture, office supplies, desk-top computers (with e-mail and internet access capabilities), regular parking facilities, local, long distance and international telephone service and access to copy and facsimile machines. Purchaser shall use its Best Reasonable Efforts to ensure that all of its personnel located at SpaceCom’s premises as contemplated by the Schedules hereto adhere to applicable security and corporate rules and regulations. It is understood and agreed that such personnel will be assigned to designated areas, and may require SpaceCom escorts when the scope of their work requires them to enter other parts of the premises.

          (b) Purchaser acknowledges that, other than as provided in the Asset Purchase Agreement or any of the Ancillary Agreements, it is not entitled to any intellectual property rights (including any and all patent, trademark, service mark, copyright, trade secrets, design rights, know-how, confidential information and all other intellectual or industrial property rights whether or not registered or capable of registration) which subsist in any and all data, text, drawings, know-how, graphics, code or other information in electronic or tangible form supplied to Purchaser by SpaceCom or accessed by Purchaser in the course of the provision of the Services, whether created in the course of performing its obligations to Purchaser or not, provided, however, SpaceCom hereby grants Purchaser a perpetual, non-exclusive, world-wide, royalty-free, irrevocable and assignable license to use such data or other information to the extent left in Purchaser’s possession. Purchaser agrees not to contest the validity, ownership or enforceability of SpaceCom’s rights in and to any such data or other information.

     10. Confidentiality. Each of Purchaser and SpaceCom hereby acknowledges that certain confidential information (the “Information,” which term shall include all information in respect of the business of Purchaser or SpaceCom, including, without limitation, any ideas, business methods, finances, prices, business, financial, marketing, development or manpower plans, customer lists or details, computer systems and software, know-how or other matters connected with the products or services marketed, provided or obtained by Purchaser or SpaceCom and information concerning their respective relationships with actual or potential customers and the needs and requirements of such persons may be disclosed to the other Parties and the other Parties’ employees, agents and subcontractors as a result of the performance of the Services subject to the provisions of Section 10(a). Notwithstanding anything to the contrary contained herein, this Section 10 shall not restrict in any way Purchaser’s use following the Closing of any Information necessary or desirable in connection with the continuing operation of the Transferred Business.

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          (a) Each Party agrees with the other Parties in respect of all Information:

               (i) to keep the Information in strict confidence and secrecy;

               (ii) not to use the Information save for enjoying its rights and complying with its obligations under this Agreement;

               (iii) not to disclose the Information to any third party;

               (iv) to restrict the disclosure of any Information to (A) only such of its employees, agents, subcontractors and other persons who require such Information in the performance of their duties pursuant to this Agreement and (B) only such portions of the Information as the employees, agents, subcontractors and other persons referred to in this clause actually require for the performance of such duties and, in such circumstances, to ensure that such employees, agents, subcontractors and other persons are made aware of the confidential nature of the Information and that they are required not to disclose the Information except as permitted in this Section 10; and

               (v) Each Party shall return to the relevant Party any portion of Information in whatever form it may be and all copies thereof at such time as such portion of Information is no longer required in connection with the provision of Services under this Agreement, and all Information in whatever form it may be and all copies thereof shall be returned to the relevant Party and each Party shall confirm that no Information has been retained in its possession or under its control on termination of this Agreement.

          (b) Section 10(a) shall not prevent the disclosure of Information which:

               (i) the disclosing Party (or one of its officers, directors, employees, agents or other representatives) is legally obligated to make;

               (ii) is made for a proper purpose to (1) a public authority, (2) a court of law or otherwise in any legal proceeding or arbitration, or (3) the auditors of, or any lawyer or professional person acting for, a Party; or

               (iii) is in the public domain other than by reason of a breach of any obligation owed pursuant to this Agreement, provided that a confidential filing with a Governmental Authority shall not be considered as being in the public domain.

          (c) This obligation of confidentiality shall survive any termination of this Agreement.

     11. Relationship of Parties. Each Party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control or supervision of the other Parties hereto and nothing in this Agreement shall be read to create any agency, partnership or joint venture of Purchaser and Loral Space or SpaceCom or to create any trust or other fiduciary relationship between them.

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     12. Entire Agreement. This Agreement, together with the applicable provisions of the Asset Purchase Agreement, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

     13. Assignment. Neither Loral Space nor SpaceCom may assign its rights or obligations under this Agreement without the prior written consent of Purchaser, and Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of SpaceCom, in each case which consent shall not be unreasonably withheld; provided, however, that Purchaser may (i) assign its rights or obligations hereunder without such consent to an Affiliate and (ii) assign, pledge and grant a security interest in its right, title and interest, in, to and under this Agreement and its rights hereunder as collateral security for any present or future indebtedness of Purchaser, Parent or any of their Affiliates.

     14. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto.

     15. Waiver. Failure or delay by any Party to this Agreement in exercising any right or remedy of that Party under this Agreement shall not operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise of such right or remedy or the exercise of any other right or remedy. Any waiver of a breach of, or a default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default, and shall in no way affect the other terms of this Agreement.

     16. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY (A) IN THE BANKRUPTCY COURT TO THE EXTENT THAT THE BANKRUPTCY COURT HAS JURISDICTION OVER SUCH ACTION OR PROCEEDING, AND (B) IN ALL OTHER CASES IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “CHOSEN COURTS”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 19 OF THIS AGREEMENT AND (V) ACKNOWLEDGES THAT THE OTHER PARTIES WOULD BE IRREPARABLY DAMAGED IF ANY OF THE PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS AND THAT ANY

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BREACH OF THIS AGREEMENT COULD NOT BE ADEQUATELY COMPENSATED IN ALL CASES BY MONETARY DAMAGES ALONE AND THAT, IN ADDITION TO ANY OTHER RIGHT OR REMEDY TO WHICH A PARTY MAY BE ENTITLED, AT LAW OR IN EQUITY, IT SHALL BE ENTITLED TO ENFORCE ANY PROVISION OF THIS AGREEMENT BY A DECREE OF SPECIFIC PERFORMANCE AND TO TEMPORARY, PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF TO PREVENT BREACHES OR THREATENED BREACHES OF ANY OF THE PROVISIONS OF THIS AGREEMENT, WITHOUT POSTING ANY BOND OR OTHER UNDERTAKING.

     17. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the Parties to this Agreement.

     18. No Third-Party Beneficiary. The provisions of this Agreement are for the benefit solely of the Parties hereto and their permitted assigns, and no third party may seek to enforce or benefit from these provisions.

     19. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party:

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To Purchaser:

Intelsat (Bermuda), Ltd. Dundonald House 14 Dundonald Street West, Suite 201 Hamilton HM 09, Bermuda Telecopy: +441-292-8300 Attn: President/CEO

with a copy (which shall not constitute notice) to:

Intelsat Global Service Corporation 3400 International Drive, NW Washington, DC 20008-3006 Telecopy: (202) 944-7529 Attn: General Counsel and Senior Vice President for Regulatory Affairs

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 1701 Pennsylvania Avenue, NW Washington, D.C. 20006 Telephone: (202) 956-7500 Telecopy: (202) 293-6330 Attn: Janet T. Geldzahler, Esq.

To Sellers:

Loral Space & Communications Corporation 600 Third Avenue New York, NY 10019 Telephone: (212) 697-1105 Telecopy: (212) 338-5320 Attn: General Counsel

With a copy to:

Willkie Farr & Gallagher 787 Seventh Avenue New York, NY 10019 Telephone: (212) 728-8000 Telecopy: (212) 728-8111 Attn: Bruce R. Kraus, Esq.

     20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

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     21. Guaranty. Loral Space hereby guarantees the prompt and complete performance when due of all of SpaceCom’s obligations hereunder. Loral Space agrees that Purchaser and SpaceCom may in their sole and absolute discretion, without notice to or further assent of Loral Space and without in any way releasing, affecting or impairing the obligations under the foregoing guaranty, (i) waive compliance with, or any default under, or grant any other indulgences with respect to this Agreement, and (ii) agree to modify, amend or change any provisions of this Agreement. The obligations of Loral Space under this guaranty are continuing, absolute and unconditional, and shall not be released, discharged or in any way affected by assignment or transfer of this Agreement by any Party hereto. Loral Space and SpaceCom each waive any requirement that Purchaser seek enforcement of its rights against SpaceCom prior to seeking enforcement of its rights against Loral Space under this guaranty.

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     IN WITNESS WHEREOF, SpaceCom, Purchaser and Loral Space have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTELSAT (BERMUDA), LTD.
By:	/s/ Ramu Potarazu

Title:	President

LORAL SPACECOM CORPORATION
By:	/s/ Eric J. Zahler

Title:	President and Chief Operating Officer

LORAL SPACE & COMMUNICATIONS CORPORATION
By:	/s/ Eric J. Zahler

Title:	President and Chief Operating Officer

Schedule A
Pre-Closing Services

Definitions (applicable to Schedules A and B)

“Reasonable access” as used herein shall include, in addition to meanings assigned below, access to SpaceCom’s Hawley and/or Three Peaks facilities on weekdays from 8:00 AM to 6:00 PM local time, and extended hours or weekends upon request of Purchaser, in which case any additional cost of SpaceCom security will be at Purchaser’s expense.

“Reasonable access” shall include access to such information related to customers and contracts of SpaceCom that Purchaser is acquiring and shall not include access to any information related exclusively to customers or contracts of SpaceCom that are not being acquired by Purchaser.

“Employees of Purchaser” shall mean those who have been approved for the respective access by SpaceCom security, including any applicable approvals for ITAR access.

Function		Services to be provided by SpaceCom to Purchaser

1. Training	a.	With regard to each of the business functions identified below, the assistance of SpaceCom key personnel to train employees of Purchaser in their respective functions will be provided. Such training may begin with informal “discovery” workshops and inquiry-response activities focused on the capture of key information about the SpaceCom satellites, satellite operations, and engineering functions, operations, processes, procedures, and documentation to acquaint employees of Purchaser with SpaceCom operations related to assets to be acquired. Subsequent training may include one-on-one and small group sessions, assisted review of documentation, or other methods of knowledge transfer appropriate to the subject matter. Reasonable access to existing satellite and satellite operations training material for both operations and engineering audiences will be provided to employees of Purchaser.

	b.	Over the course of the pre-Closing period, SpaceCom will provide training services for up to five (5) full-time equivalent (FTE) employees of Purchaser designated by Purchaser in accordance with the terms of this Agreement, provided that SpaceCom shall not be required to develop new training materials. For the avoidance of doubt, copying and provision of documents, documentation and training materials under this Agreement will not be considered “training” under this Agreement and Purchaser will not be charged for such copying and provision.

	c.	Additional targeted training assistance upon request to facilitate satisfactory attainment of Purchaser’s training goals in each of the functional business areas identified below.

2. Satellite Operations	a.	Reasonable access for up to five (5) FTE employees of Purchaser from its Satellite Engineering, Satellite Control Center (SCC), IT or Ground Information departments for no less than fifteen (15) hours per week to (a) key SpaceCom staff with in-depth knowledge of satellite operations and engineering practices (as defined in the Statement of Work (SOW) at Schedule C herein), including those listed below, and (b) existing satellite documentation and processes and databases utilized by each of the following Satellite Operations Systems for the indicated purposes:

•	Satellite Management: to operate satellites, earth stations, satellite loading and connectivity configuration, established standard operations procedures, anomaly reports, as well as miscellaneous customer information, e.g. satellite health & status reports, communications payload information, and manufacturers documentation. (Commencing on the date that pre-Closing Services commence in accordance with Section 2(b).)

A-1

•	Ground System Management: to manage satellites, ground command and control systems, scheduling systems and earth stations. (Commencing on the date that pre-Closing Services commence in accordance with Section 2(b).)

	b.	Copies of all satellite and TT&C databases an electronic format to the extent available, otherwise in a printed format to be agreed upon by the parties to provide support for transition and/or conversion efforts. (Commencing on the date that pre-Closing Services commence in accordance with Section 2(b).) Purchaser shall perform any such conversion and SpaceCom staff with in-depth business knowledge will be available to Purchaser for consultation and advice.

c.	Reasonable access to key SpaceCom staff with in-depth technical knowledge of key satellite operations and engineering practices (as defined in the SOW) in the following areas: satellite maintenance, payload reconfiguration, satellite relocation; satellite decommissioning.

Satellite engineering, operations and TTC&M and information including the following:
current operational policy and procedures and preparation of operations transition test plans; standard operations procedures, anomaly reports, as well as miscellaneous customer information, e.g. contingency plans.

3. Facilities	a.	SpaceCom will provide assigned workstation areas at its Hawley and Three Peaks facilities for up to five (5) FTE employees of Purchaser.

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Schedule B
Post-Closing Services

     Pricing (applicable to services in Schedules B and C)

Per Month charges:	*****

Sub-allocations:	***** (assuming 6 satellites, including T8 and T13)

Function		Service to be provided by SpaceCom to Purchaser	Service Level Agreements

1. Shadowing and Monitoring	a.	Continuation of pre-Closing Reasonable access for employees of Purchaser to key staff, software, hardware, and documentation in all functional business areas identified herein for purpose of shadowing (observing) all SpaceCom satellite operations related to the assets, customers, and contracts acquired by Purchaser. Shadowing will be facilitated to provide employees of Purchaser adequate opportunity to ask questions and to gain a fuller understanding of actual functional performance of all satellite operations.	With regard to its performance during the Transition Period of satellite operations and satellite engineering functions and services related to the assets, contracts, and customers acquired by Purchaser, SpaceCom shall assign an adequate number of personnel to perform the functions and services who are properly trained and qualified, and SpaceCom shall use best efforts to retain such personnel for the duration of the Transition Period.

	b.	With regard to all satellite operations functions, the assistance of key SpaceCom personnel to permit Satellite Operations employees of Purchaser in their respective functions at Purchaser’s facilities to shadow their analogous SpaceCom employees in the performance of their tasks through appropriate bridges and shared systems.

	c.	Shadowing will be facilitated to permit Purchaser to monitor quality and timeliness of performance and level of service availability during Transition Period in all satellite operations functional areas identified herein with regard to assets, customers, and contracts acquired by Purchaser. Purchaser may monitor and perform quality assessments of services performed during the transition period through real-time telephone audit functions, site visits, and roll-over call capabilities, etc.

2. Training	a.	Additional targeted training assistance upon request to facilitate satisfactory attainment of Purchaser’s training goals in each of the functional business areas identified below, provided that such additional targeted training assistance shall not require SpaceCom to develop new training materials.

B-1

	b.	Furnish engineer training by experienced SpaceCom staff on: satellite design and operations for all subsystems, standard and contingency operating procedures, maneuver procedures, and ongoing anomaly investigations.

3. Satellite Operations	a.	Continued satellite engineering and operations functions and systems, including, without limitation, all service categories set forth at SOW Section 2.2. Upon request of Purchaser, furnish full reasonable access to all satellite operations systems to systems manager and analyst employees of Purchaser.	Maintain same level of service quality and availability as is provided to SpaceCom customers in support of SpaceCom satellite operations; no degradation of pre-Closing level of service quality and availability

In case of adverse events that may or do impact service or revenue, SpaceCom must include a representative of Purchaser in its escalation procedure

	b.	Continue operation, support, and maintenance of all systems running 24 hours a day, 7 days a week, in a manner consistent with current practices of SpaceCom on the date hereof.

	c.	Continued preparation of satellite health & status reports. Furnish such reports to Purchaser on a quarterly basis and at such other times and in such form as Purchaser may reasonably request.

	d.	Facilitate transfer of command encryption keys to the Purchaser Key Custodian and ensure that transfer occurs on timely basis.

	e.	Provide continued access to standard operating procedures, emergency procedures and other relevant data.

	f.	Reasonable access for employees of Purchaser to the satellites, ground systems and key personnel for all operations transition testing including:

access to satellite telemetry, telemetry tests, commanding tests, ranging tests, ranging cross calibration, QoS system testing, payload (and/or TC&R) reconfiguration testing.

4. Facilities	a.	SpaceCom will provide assigned workstation area at its Hawley/Three Peaks facilities for up to five (5) Purchaser employees, who have been approved by SpaceCom Security for access to the facilities.

	b.	Reasonable access to SpaceCom facilities for purpose of dismantling, packing, relocating, and moving transferred equipment, files, and other property acquired by Purchaser.

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Schedule C
Statement of Work
for
Space Segment Services and Operations Transition Services

1.0 INTRODUCTION

This Statement of Work (SOW) defines the work to be performed by SPACECOM to provide the Space Segment Services and Operations Transition Services defined herein to PURCHASER.

2.0 SCOPE OF WORK

SPACECOM will provide all personnel and facilities necessary to support PURCHASER’S space segment operations.

In the provision of these services to PURCHASER, SPACECOM will operate all systems in accordance with applicable International Telecommunications Union (ITU) regulations.

2.1 SATELLITES

This scope of work is limited to supporting operations for the satellites listed in Table 1.

Table 1: Satellites and Station Keeping Limits

		Station keeping limits
	Orbital location	(plus/minus degrees)
Satellite	(degrees east)	N/S	E/W

Telstar 4	*89°W	0.05	0.05

Telstar 5	97°W	0.05	0.05

Telstar 6	93°W	0.05	0.05

Telstar 7	129°W	0.05	0.05

Telstar 13	**121°W	0.05	0.05

Telstar 8	**89°W	0.05	0.05

* relocating to 77°W upon deployment of Telstar 8 at 89°W.

** satellite is not currently operational.

The above station keeping limits assume nominal specified performance of all sub-systems relevant for station keeping and the availability of sufficient propellant on board the satellite to maintain the station keeping limits.

2.2 SERVICE CATEGORIES

The following categories of services will be provided to PURCHASER.

2.2.1 In-orbit Space Segment Services

Basic Space Segment Services are:

•	Satellite Maintenance (as described in Section 3.1.1)

•	Payload Reconfiguration (as described in Section 3.1.2)

•	Satellite Relocation (as described in Section 3.1.3)

•	Satellite Decommissioning (as described in Section 3.1.4)

Basic Space Segment Services are provided when the satellite is on-station, at its assigned operational longitude and do not include prior operations or activities, such as launch, transfer orbit operations, or in-orbit test. Launch, transfer orbit operations, or in-orbit test are described in Section 3.2.

SPACECOM will operate PURCHASER’S satellites in accordance with SPACECOM’S established operational practices.

2.2.2 Launch and In Orbit Test Services

Optional Space Segment Services, which may apply in the case of Telstar 8 and Telstar 13, are:

•	Satellite Launch Mission (as described in Section 3.2.1)

•	In-Orbit Test (as described in Section 3.2.2)

SPACECOM will cause LORAL to provide the Services set forth in this subsection to PURCHASER

2.2.3 Operations Transition Services

Operations Transitions Services are:

•	Compatibility Testing (as described in Section 3.3.1)

•	Shadow Operation (as described in Section 3.3.2)

•	Training (as described in Section 3.3.3)

3.0 SERVICE DESCRIPTIONS

3.1 IN ORBIT SPACE SEGMENT SERVICES

The satellites shall be operated consistent with the manufacturer’s operating procedures, as much as possible, or as have been modified by SPACECOM based on SPACECOM’s operational experience and SPACECOM’s standard operating procedures, provided that such modified procedures are in accordance with good industry practice.

3.1.1 Satellite Maintenance Service

Processes that make up this service are as follows:

3.1.1.1 Maintain Satellite Position/Orientation

SPACECOM will perform orbit/attitude determination, as needed, in order to plan maneuvers, and make predictions for eclipse times, earth station sun interference, earth station pointing parameters, and/or sun and moon sensor interference.

SPACECOM will perform satellite maneuvers, as reasonably needed, in order to meet the momentum management and station keeping requirements. This includes planning, executing, and evaluating maneuvers (as reasonably needed.).

3.1.1.2 Maintain Satellite Health

SPACECOM will manage the power subsystem, and will perform seasonally and as needed: battery reconditioning, eclipse battery management, bus power management, solar array pointing, and power performance evaluation.

SPACECOM will manage the thermal subsystem, and will perform seasonally and as needed: seasonal thermal configuration, thermal performance evaluation, and thermal reconfiguration due to payload reconfiguration and/or on-orbit aging.

SPACECOM will manage the attitude determination and control system, and will perform as needed: sensor management, momentum management, attitude control management, and performance trend analysis.

SPACECOM will manage the payload subsystem, and will perform as needed: RF performance evaluation, and miscellaneous other evaluations.

SPACECOM will manage the propulsion subsystem, and will perform as needed: propulsion performance evaluation and propellant accounting.

SPACECOM will manage the telemetry, commanding, and ranging (TCR) subsystem, and will perform TCR performance evaluation as needed.

SPACECOM will make quarterly predictions of remaining orbital maneuver life.

SPACECOM will be prepared to recover from an anomaly that represents a threat to the satellite’s health or safety, or affects the quality of service of traffic as soon as possible after an anomaly is detected, by placing the satellite in a safe state. SPACECOM will then investigate, resolve, and document the anomaly. The investigation, resolution, and documentation processes will be consistent with SPACECOM’S standard practices.

SPACECOM will monitor the satellite health and will perform the tasks of: limit checking, and events and alarms monitoring.

3.1.2 Payload Reconfiguration Service

SPACECOM will provide payload reconfiguration services, upon the written request of PURCHASER.

Processes that make up this service are as follows:

3.1.2.1 Payload Reconfiguration Coordination

SPACECOM will evaluate the effect of the proposed reconfiguration not related to redundancy switchover on the repeater, thermal, and power subsystems and will make a recommendation for implementing the reconfiguration.

3.1.2.2 Payload Reconfiguration Implementation

After PURCHASER’S written acceptance of the proposed reconfiguration not related to redundancy switchover, SPACECOM will implement the reconfiguration.

3.1.3 Satellite Relocation Service

At PURCHASER’S request, SPACECOM will perform the relocation of Telstar 4 to 77°W following the launch and deployment of Telstar 8 at 89° W.

Processes that make up this service are:

3.1.3.1 Planning/Coordination

Based on the nominal deployment plan, SPACECOM will prepare a drift plan, coordinate the relocation (including the commanding and telemetry/tracking beacon frequencies) with other satellite operators, and perform a satellite life and health evaluation, including an estimate of the propellant usage. SPACECOM will plan relocations to allow a maximum opportunity for seamless traffic transitions, while also assuring minimum safe physical separation.

3.1.3.2 Execute Relocation

SPACECOM will relocate the satellite using the Maintain Satellite Position/Orientation process described in Section 3.1.1.1.

3.1.3.3 Frequency Coordination Management

SPACECOM will manage and coordinate command and beacon/telemetry frequencies as the satellite passes SPACECOM’S, PURCHASER’S, or other operators’ satellites.

3.1.3.4 Payload Reconfiguration

SPACECOM will perform any necessary payload reconfiguration, as described in Section 3.1.2. PURCHASER will concur with the desired beam coverage, transponder connectivity, and transponder gain steps for the required payload reconfiguration.

3.1.3.5 Satellite Transition

SPACECOM will perform the satellite transition following relocation, to transition its customers from one satellite to another.

SPACECOM will prepare a transition plan in writing, develop a transition sequence of events, implement the transition, and verify that the transition was successfully implemented.

3.1.4 Satellite Decommissioning Service

SPACECOM will perform satellite decommissioning if requested by the PURCHASER.

SPACECOM will prepare the satellite and all necessary ground systems for the orbit raising mission, and perform the orbit raising.

SPACECOM will deplete all propellant, reduce pressure in all pressure containing vessels to the greatest extent possible and fire all pyrotechnic devices.

3.2 LAUNCH AND IN ORBIT TEST SERVICES

SPACECOM will cause LORAL to provide to PURCHASER the Services set forth in this Section 3.2.

3.2.1 Satellite Launch Mission Service

If Telstar 13 has not yet been launched as of the date of this Agreement, SPACECOM will provide Launch Mission Services to PURCHASER for the deployment of Telstar 13 at 121°W without additional charge.

SELLER will provide Launch Mission Services for Telstar 8 at 89°.

Up to four PURCHASER representatives would be present during these activities as observers.

Processes that make up this service are the Mission Preparation and Mission Execution Processes. Not all processes may be required, depending on the mission requirements and details of the satellite procurement contract.

3.2.1.1 Launch Mission Preparation

SPACECOM will perform Mission Preparation by preparing the mission team, the ground network, and the required hardware and software, including computer software, databases and procedures, for the transfer orbit and in orbit mission of the satellite.

SPACECOM will prepare a Sequence of Events (SOE) and a Contingency Plan, and will use best efforts to coordinate the mission with other satellite operators.

SPACECOM will monitor satellite shipment to the launch complex. Once at the launch complex, SPACECOM will monitor satellite testing, satellite propellant loading, satellite to launch vehicle mating, and satellite configuration and health verification.

3.2.1.2 Launch Mission Execution

SPACECOM will execute the Launch Mission by following the planned SOE and Contingency Plans, as required.

During the launch mission, SPACECOM will utilize the processes described in Section 3.1.1 Satellite Maintenance Service.

3.2.2 In Orbit Test Service

SPACECOM will provide In Orbit Test (IOT) Services to PURCHASER.

SPACECOM will provide, if practical, time for PURCHASER to conduct its own IOT measurements.

The IOT Service verifies the satellite’s in-orbit performance and operability prior to placing the satellite into operation.

SPACECOM will perform Bus Performance and Health Evaluation by planning and performing a test sequence that verifies the satellite’s performance for each of the subsystems. A Test Report will be generated to report the findings of the testing.

SPACECOM will perform Payload Performance and Health Evaluation by planning and performing a test sequence that verifies the satellite payload performance. A Test Report will be generated to report the findings of the testing.

Throughout the IOT period, SPACECOM will monitor the satellite’s health.

SPACECOM will also coordinate the use of the orbital position for IOT with other satellite operators, as needed.

3.3 OPERATIONS TRANSITION SERVICES

3.3.1 Compatibility Testing

3.3.1.1 Telemetry Compatibility

PURCHASER and SPACECOM will jointly examine telemetry to verify that the PURCHASER hardware and software is functioning correctly.

3.3.1.2 Command Compatibility

PURCHASER will send commands under the supervision of SPACECOM to verify that the PURCHASER hardware and software is functioning correctly.

3.3.1.3 Ranging Compatibility

PURCHASER will take range data through the TCR subsystem. SPACECOM will supply orbit data for comparison.

3.3.2 Shadow Operation

Initially, during PURCHASER shadowing SPACECOM period (as described in Section 4.4.1), PURCHASER will monitor satellite operations from their control center while SPACECOM operates the satellite. In the second phase, during SPACECOM shadowing PURCHASER operations (as described in Section 4.4.2), PURCHASER will assume operational control and SPACECOM will monitor as a backup.

SPACECOM personnel shall carry out all tasks for which SPACECOM is responsible.

3.3.3 Training

SPACECOM will support training requirements for PURCHASER Satellite Control Engineers.

3.3.3.1 Satellite Engineers Staff Training

Comprehensive training support will be provided as described in the next section to the Satellite Engineers, to familiarize them with both procedural and hands-on aspects of operations.

4.0 DELIVERABLES

All deliverable reports are based upon SPACECOM’s existing procedures and reports. Upon PURCHASER’S request, SPACECOM will provide special reports to PURCHASER; provided that such requests are reasonable in scope and frequency. The major deliverables are the services themselves. In addition, SPACECOM will provide the following:

SPACECOM will deliver the following services contingent upon the satellite systems and operational parameters readiness of the PURCHASER and based on the availability of appropriate satellite systems and TTC&M system redundancy throughout the duration of the applicability of this SOW.

4.1. IN ORBIT SPACE SEGMENT SERVICES

4.1.1 Performance Goals

SPACECOM will maintain the satellites within the station keeping limits specified in Table 1, during the expected orbital maneuver life.

SPACECOM will strive to restore transponder outages within 30 minutes for at least 95% of the cases.

SPACECOM will strive to perform payload reconfigurations within one week’s advance notice from PURCHASER or, for requests designated as exceptional by PURCHASER, within 6 working hours (on a normal SPACECOM business day), in each case, upon receipt of PURCHASER’S request for 95% of the cases.

SPACECOM will evaluate and perform satellite relocations as mutually agreed between SPACECOM and PURCHASER (schedule, drift rate, start and stop location and method of relocation).

For satellite relocations and traffic transitions, SPACECOM will strive to sustain proximity operations to a relative separation of between 10 and 25 kilometers, without occultation, for a minimum period of 30 minutes.

SPACECOM will perform satellite decommissioning according to PURCHASER provided schedule, and will start decommissioning maneuvers within 14 days of PURCHASER’S notice.

4.1.2 Reports

SPACECOM will provide the following reports to PURCHASER. All reports will be in SPACECOM’S standard format (except as otherwise provided below).

•	Weekly report for predicted orbital parameters

•	Weekly maneuver schedule for the upcoming week

•	Seasonal post-eclipse power subsystem and battery reconditioning reports

•	Satellite health and status reports (quarterly and at such other times and in such form as PURCHASER may reasonably request)

•	Anomaly summary for the satellite (once/year)

•	Report for orbital maneuver life prediction (quarterly)

•	Anomaly notification report/disposition (after every anomaly)

•	Transponder availability report (annually)

4.2 LAUNCH AND IN ORBIT TEST SERVICES

SPACECOM will cause LORAL to provide to PURCHASER the Services set forth in this Section 4.2.

4.2.1 Satellite Launch Mission

4.2.1.1 Performance Goals

The main performance goal is the successful delivery of the satellite(s) at the final orbital location. SPACECOM will place the satellite(s) at the PURCHASER pre-specified Bus IOT, Payload IOT and final operational location(s) according to PURCHASER’S specified drift rate(s) and schedule(s).

4.2.1.2 Pre-Launch Reports

Prior to the launch of the satellite, SPACECOM will provide to PURCHASER the following documentation:

All mission parameters relevant to the provision of Launch Mission Support which PURCHASER may request from time to time including:

•	Schedule (including date and time) of planned satellite launches

•	Schedule of usage of TT&C Stations

•	Schedule of planned Launch Rehearsals

•	Final Mission Sequence of Events

•	Final Mission Contingency Plans

•	Key Events Time Line

•	Frequency Plan

•	Nominal Injection Orbital Elements

•	Predicted Apogee Motor Fire (AMF) orbit elements

4.2.2 In-Orbit Test

4.2.2.1 Reports

SPACECOM will prepare test plans 30 days prior to the start of testing and will generate and provide test reports within 90 days of the completion of testing.

4.3 COMPATIBILITY TESTING

These activities will verify that the hardware and software being designed for the PURCHASER control center are compatible with the satellite.

4.3.1 PHASE 1: Telemetry Processing

PURCHASER will compare the telemetry received at the SCC to the data received here at SPACECOM. This will verify that the new hardware and software are compatible with the satellite.

4.3.1.1 Compare Raw Telemetry

PURCHASER and SPACECOM shall both print raw telemetry frames in hex. PURCHASER shall then make a spot check of hex values in several frames. This will assure that the PURCHASER GNS is receiving the correct data from the telemetry decommutator.

4.3.1.2 Compare Processed Data

SPACECOM shall read telemetry values in engineering units from the telemetry display. PURCHASER will read the same parameters from its telemetry displays. The value shall match to the accuracy displayed. To verify that all processing routines have been checked for all telemetry types, the tests shall include the following types:

•	analog values such as battery voltage, bus voltage and current

•	integer and floating point values like the pitch angle

•	status bits such as RF switches

•	temperature sensors

•	command verification data

•	various sub-commutated parameters

•	Derived Parameters such as sun angle

•	Non Telemetry Parameters

•	Enumerated types

4.3.1.3 Compare Dwell Data

SPACECOM will send several queues command procedures to dwell on different parameters. SPACECOM and PURCHASER shall compare raw and processed data.

4.3.2 PHASE 2: Commanding

PURCHASER will compare the command bits produced by its database to the same bits produced by the SPACECOM database, and eventually send commands to the satellite.

PURCHASER will use their ground stations for the RF compatibility tests.

4.3.2.1 Compare Hex Commands

SPACECOM will make up a command procedure containing several different types of commands (simple on-off, CAMP settings, floating point data loads). SPACECOM and PURCHASER will both print out the hex value that will go to the modulator, including the overhead values such as synchronization and satellite address. SPACECOM and PURCHASER shall compare the printed commands to verify that both systems produce the same values.

4.3.2.2 RF Compatibility

SPACECOM shall remove its command and ranging carriers. PURCHASER will activate a command carrier. PURCHASER will monitor the payload downlink spectrum for interference. PURCHASER is responsible for the power, polarization, and frequency of the carrier. SPACECOM and PURCHASER shall both monitor the command receiver AGC and bit lock indicators, if applicable, in telemetry.

4.3.2.3 Simple Command

PURCHASER will send a no operation (or other unused command). SPACECOM and PURCHASER shall both monitor the command verification telemetry. PURCHASER will send a clear command. PURCHASER will then repeat the no operation and follow it with an execute (or another no operation for SPACECOM 4).

PURCHASER will repeat the load-execute sequence for all combinations of receivers and decoders.

4.3.2.4 Real Command

PURCHASER will send commands to turn ranging on and off, and set the ranging configuration relays. These commands are chosen to have no impact on traffic while providing functional verification. Both parties monitor the telemetry.

4.3.2.5 Dwell Commands

PURCHASER will send commands to set up dwell with the same command procedure used in the telemetry test. SPACECOM and PURCHASER shall both monitor the dwell data.

4.3.2.6 Memory Dump

PURCHASER will send a command procedure, supplied by SPACECOM that will dump a small section of the processor memory. SPACECOM and PURCHASER shall compare the hex and processed values received in telemetry.

4.3.3 PHASE 3: Ranging

PURCHASER uses a burst tone ranging. PURCHASER ranging shall take place immediately after SPACECOM completes 36 hours of ranging after a maneuver. The timing assures that the data collected by PURCHASER produces the same orbit as the SPACECOM range data.

4.3.3.1 Data Collection

SPACECOM will take down its ranging carrier. PURCHASER will put up the ranging carrier and collect data. PURCHASER is responsible for avoiding interference with the payload. PURCHASER will collect data for 36 hours and compare the results to SPACECOM’s latest orbit. During that time PURCHASER will have unlimited access on the ranging frequency while SPACECOM will continue to command on the other frequency. During this time SPACECOM will not range.

4.3.3.2 Orbit Comparison

SPACECOM will supply the results of the post maneuver orbit determination. The PURCHASER orbit staff may call the SPACECOM orbit staff directly to discuss any unexpected results.

4.4 SHADOW OPERATION

This procedure allows PURCHASER to take over operation of the satellite while SPACECOM remains available as a backup.

Shadow operation is a 30 day period with SPACECOM acting as primary control for 15 days followed by PURCHASER acting as primary control for 15 days. Such shadow operation may be in effect for one or more satellites at any given time.

There may be informal contact between PURCHASER and SPACECOM subsystem specialists to clarify the meaning of telemetry, commands, and procedures.

4.4.1 PURCHASER Shadows SPACECOM

In this phase PURCHASER will come up to speed on satellite operations while SPACECOM retains operational control.

4.4.1.1 Notice To Take Control

PURCHASER will give SPACECOM 30 days notice of their intention to take over control of the satellite(s), which transfer of control shall take place over a 30 day transition period, beginning at noon (Washington, DC time) on the first day of such period.

4.4.1.2 PHASE 1 Duration

PURCHASER will shadow all SPACECOM operations for 15 days. Operations monitoring will take place 24 hours a day with events and alarms in place.

In this phase, PURCHASER will not send any commands to the satellite.

4.4.1.3 Coordination

SPACECOM shall supply maneuver plans, reconditioning plans, and any other regularly scheduled commands, to PURCHASER 24 hours before they are executed.

SPACECOM shall notify PURCHASER of any unscheduled commands within 1 hour of being sent. This includes autonomously generated commands such as those from the TWTA monitors and commands directed by engineering. SPACECOM shall also notify PURCHASER in the event of failures or other autonomous on board actions.

4.4.2 SPACECOM Shadows PURCHASER

4.4.2.1 Transfer of Control

At the beginning of day 16, at noon (Washington, DC time), SPACECOM shall give primary control to PURCHASER.

SPACECOM shall continue to monitor the satellite and remain available to command. Unless otherwise requested by PURCHASER, SPACECOM shall not raise command or ranging carriers.

4.4.2.2 PHASE 2 Duration

SPACECOM shall operate as a backup to PURCHASER for 15 days starting at the transfer of control.

PURCHASER will notify SPACECOM 24 hours in advance of any scheduled commanding and within 24 hours of unscheduled commanding. PURCHASER will notify SPACECOM directly by telephone or fax.

SPACECOM will continue to run all monitoring software but shall take no action unless so directed by PURCHASER.

4.4.2.3 Handover

At the end of day 30, SPACECOM will cease monitoring the satellite. All antennas, receivers, computers and other equipment dedicated to that satellite will be designated free.

4.5 TRAINING

4.5.1 Engineers Training

Subsystem design and operations training shall include the following areas:

•	ADCS

•	Power

•	Thermal

•	Propulsion

•	Payload

•	Data Handling Systems

•	Mechanisms

•	Flight Dynamics

•	Attitude Recovery Procedures

•	Maneuver Execution Procedures

•	Sensor Management Procedures Concepts

In addition, SpaceCom shall furnish training on standard and contingency operating procedures, maneuver procedures and ongoing anomaly investigations.

5.0 FACILITIES

SPACECOM intends to use the following facilities and systems, or a reasonable replacement, to provide services to PURCHASER:

•	Satellite Control Facility (SCF) at Hawley, PA, and/or Three Peaks, CA

•	TTCM network which currently consists of 2 stations;

All facilities shall be manned on a 24 hours per day, 7 days per week basis.

SPACECOM will perform normal maintenance of its facilities and systems, including software.

SPACECOM reserves the right to modify or change the composition of its facilities and systems, so long as it provides the contracted services to PURCHASER.

SPACECOM will evaluate, on a case-by-case basis, the provision of additional facilities for PURCHASER. In each case, a separate charge will be negotiated between SPACECOM and PURCHASER.

6.0 INTERFACES

6.1 COMMUNICATIONS CIRCUITS

PURCHASER will be responsible for establishing communications circuits between PURCHASER and SPACECOM’S operational headquarters, if necessary.